Exhibit 10.02(t)

EQT CORPORATION
2018 INCENTIVE PERFORMANCE SHARE UNIT PROGRAM

EQT CORPORATION (the “Company”) hereby establishes this EQT CORPORATION 2018 INCENTIVE PERFORMANCE SHARE UNIT PROGRAM (the “Program”), in accordance with the terms provided herein.

WHEREAS, the Company maintains certain long-term incentive award plans, including the EQT Corporation 2014 Long-Term Incentive Plan (as amended from time to time, the “2014 Plan”), for the benefit of its directors and employees, of which the Program is a subset; and

WHEREAS, in order to further align the interests of executives and key employees with the interests of the Company’s shareholders, the Company desires to provide long-term incentive benefits through the Program, in the form of awards qualifying as “Performance Awards” under the 2014 Plan.

NOW, THEREFORE, the Company hereby provides for incentive benefits for executives and key employees of the Company and its Affiliates and adopts the terms of the Program on the following terms and conditions:

Section 1. Purpose. The main purpose of the Program is to provide long-term incentive opportunities to executives and key employees to further align their interests with those of the Company’s shareholders and with the strategic objectives of the Company. Awards granted hereunder may be earned by achieving specified performance goals, are forfeited if defined performance levels are not achieved, and are subject to negative adjustment if, among other things, certain other performance measures are not attained. By placing a portion of the employee’s compensation at risk, the Company has an opportunity to reward exceptional performance or reduce the compensation opportunity when performance does not meet expectations. As a subset of the 2014 Plan, this Program is subject to and shall be governed by the terms and conditions of the 2014 Plan. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the 2014 Plan. The Performance Share Units (as defined in Section 4 below) granted under this Program are intended to meet the performance-based compensation exemption under Section 162(m) of the Code.

Section 2. Effective Date. The effective date of this Program is January 1, 2018 (the “Effective Date”). The Program will remain in effect until payment following or in conjunction with the earlier of (i) December 31, 2020 or (ii) the closing date of a Qualifying Change of Control event pursuant to which all awards under the Program are paid in accordance with Section 6, unless otherwise amended or terminated as provided in Section 20. For purposes of this Program, a “Qualifying Change of Control” means a Change of Control (as then defined in the 2014 Plan) unless (a) all outstanding Performance Share Units under the Program are assumed by the surviving entity of the Change of Control (or otherwise equitably converted or substituted in connection with the

Change of Control in a manner approved by the Committee) or (b) the Company is the surviving entity of the Change of Control.

Section 3. Eligibility. The Chief Executive Officer of the Company (the “CEO”) shall, in his or her sole discretion, select the employees of the Company and its Affiliates who shall be eligible to participate in the Program from those individuals eligible to participate in the 2014 Plan. The CEO’s selections will become participants in the Program (the “Participants”) only upon approval by the Committee, comprised in accordance with the requirements of the 2014 Plan, to the extent such individuals are, or are expected to be, Covered Employees. In the event that an employee is hired by the Company or an Affiliate during the Performance Period (as defined in Section 5 below), the CEO shall, in his or her sole discretion, determine whether the employee will be eligible to participate in the Program; provided that the Committee must approve all new Participants to the Program who are, or are expected to be, Covered Employees; provided further that individuals who are, or are expected to be, Covered Employees may only become eligible during the first 90 days of the Performance Period.

Section 4. Incentive Performance Share Unit Awards. Awards under the Program are designated in the form of incentive performance share units (as adjusted from time to time in accordance with Section 14, the “Performance Share Units”), which are awards to be settled in shares of the Company’s common stock (“Common Stock”) or in cash, as set forth in a Participant’s award agreement under the Program. Upon being selected to participate in the Program, each Participant shall be awarded a number of Performance Share Units, which award shall be proposed by the CEO and approved by the Committee. Unless otherwise indicated herein in a particular context, the term “Performance Share Units” includes any Dividend Units (as defined in Section 5 below) accumulated with respect to an award of Performance Share Units, as provided in Section 5.
The Performance Share Units shall be held in bookkeeping accounts on behalf of the Participants and do not represent actual shares of Common Stock. A Participant shall have no right to exchange the Performance Share Units for cash, stock or any other benefit and shall be a mere unsecured creditor of the Company with respect to such Performance Share Units and any future rights to benefits.
Section 5. Performance Conditions and Determination of Awarded Value. Subject to Section 7, the amount to be distributed to a Participant will be based on the following performance conditions (the “Performance Conditions”): (i) the Company’s total shareholder return (“Total Shareholder Return,” or “TSR”) relative to the TSR of a peer group (“Relative TSR”), calculated as described in Attachment A for the Performance Period, (ii) the Company’s operating efficiency (the “Operating Efficiency”), calculated as described in Attachment B for the Performance Period, (iii) the company’s development efficiency (the “Development Efficiency”), calculated as described in Attachment B for the Performance Period, and (iv) the Company’s return on capital employed (the “Return on Capital Employed”), calculated as described in Attachment C for the Performance Period. For purposes of this Program, the “Performance Period” shall mean the period commencing on January 1, 2018 and continuing thereafter until the earlier of (a) December 31, 2020 and (b) the closing date of a Qualifying Change of Control.

If Participant’s participant award agreement under the Program contemplates that Participant’s award will be distributed in cash, the Participant’s “Awarded Value” shall be calculated by multiplying (i) the number of such Participant’s Performance Share Units as of the end of the Performance Period (subject to such adjustments, if any, set forth in the Participant’s award agreement), by (ii) the payout factor calculated as set forth on Attachment D (the “Payout Factor”), by (iii) the closing price of the Company’s Common Stock at the end of the Performance Period or, in the case of a Qualifying Change of Control, the closing price of the Company’s Common Stock on the business day immediately preceding the date of the Qualifying Change of Control, in each case as reported in the Nationally Recognized Reporting Service; and if Participant’s participant award agreement under the Program contemplates that Participant’s award will be distributed in shares of Common Stock, the Participant’s “Awarded Value” shall be calculated by multiplying (i) the number of such Participant’s Performance Share Units as of the end of the Performance Period (subject to such adjustments, if any, set forth in the Participant’s award agreement), by (ii) the Payout Factor. If Performance Share Units are outstanding on the record date for dividends or other distributions with respect to the Company’s Common Stock, then: (1) if such dividends or distributions are paid on or before the payment date for the Participant’s award as determined in accordance with Section 6 below, the dollar value or fair market value of such dividends or distributions with respect to the number of shares of Common Stock then underlying the Performance Share Units shall be converted into additional Performance Share Units in the Participant’s name (such additional Performance Share Units, the “Dividend Units”), based on the Fair Market Value of the Common Stock as of the date such dividends or distributions are paid; or (2) if such dividends or distributions are paid after the payment date for the Participant’s award as determined in accordance with Section 6 below, the Participant shall receive a cash payment in respect of such dividends or distributions. Any Dividend Units shall be subject to the same performance conditions and transfer restrictions as apply to the Performance Share Units with respect to which they relate.

Payments under the Program are expressly contingent upon achievement of the Performance Conditions.

Section 6. Payment; Overall Limit. Subject to Section 7 and except as provided in the remainder of this Section 6, each Participant’s Awarded Value will be distributed in cash or in shares of Common Stock, as set forth in the Participant’s award agreement under the Program, no later than March 15, 2021. Subject to Section 7, in the event of a Qualifying Change of Control, the Awarded Value will be distributed in cash or in shares of Common Stock on the closing date of the transaction. Notwithstanding the first two sentences of this Section 6, the Committee may determine, in its discretion and for any reason, that the Awarded Value will be paid, in whole or in part, in cash or Common Stock. The maximum amount payable to any one Participant under the Program with respect to any one calendar year within the Performance Period shall be the amount set forth and as calculated in the 2014 Plan with respect to Performance Awards, which limit has been approved by the shareholders of the Company. No elections shall be permitted with respect to the timing of any payments.
Section 7. Change of Status. In making decisions regarding employees’ participation in the Program and the extent to which awards are payable in the case of an employee whose employment ceases prior to payment, the Committee may consider any factors that it deems to be relevant. Unless otherwise determined by the Committee, and subject to the terms of any written employment-related agreement that a Participant has with the Company (including any confidentiality, non-solicitation, non-competition, change of control or similar agreement), the following shall apply in the case of a Participant whose employment ceases prior to payment of the Awarded Value:

(a)
Termination After Change of Control. With respect to any Participant’s award under the Program, and notwithstanding Section 9 of the 2014 Plan, in the event that following a Change of Control that is not a Qualifying Change of Control, (i) such Participant’s employment is terminated without Cause (as defined below), or (ii) such Participant resigns for Good Reason (as defined below), in each case prior to the second anniversary of the effective date of the Change of Control, the Participant shall retain all of his or her Performance Share Units, contingent upon (i) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her termination or resignation, as applicable, and (ii) achievement of the Performance Conditions set forth in Section 5.

Solely for purposes of this Program, “Cause” shall mean: (i) a Participant’s conviction of a felony, a crime of moral turpitude or fraud or a Participant having committed fraud, misappropriation or embezzlement in connection with the performance of the Participant’s duties; (ii) a Participant’s willful and repeated failures to substantially perform assigned duties; or (iii) a Participant’s violation of any provision of a written employment-related agreement between the Participant and the Company or express significant policies of the Company. If the Company terminates a Participant’s employment for Cause, the Company shall give the Participant written notice setting forth the reason for the Participant’s termination not later than 30 days after such termination.

Solely for purposes of this Program, “Good Reason” shall mean a Participant’s resignation within 90 days after (but in all cases prior to the second anniversary of such Change of Control): (i) a reduction in such Participant’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in such Participant’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in such Participant’s job responsibilities, duties or authority; (iv) a change in the geographic location of such Participant’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of such Participant’s award agreement under the Program.

A termination by a Participant shall not constitute termination for Good Reason unless such Participant first delivers to the General Counsel of the Company written notice: (i) stating that such Participant intends to resign for Good Reason pursuant to his or her award agreement; and (ii) setting forth with specificity the occurrence deemed to give rise to a right to terminate for Good Reason (which notice must be given no later than 90 days after the initial occurrence of such event). The Company shall have a reasonable period of time (not less than 30 days) to take action to correct, rescind or substantially reverse the occurrence supporting termination for Good Reason as identified by such Participant. Failure by the Company to act or respond to the written notice shall not be deemed to be an admission that Good Reason exists.

(b)
Voluntary Termination or Qualifying Termination With Continued Board Service. If a Participant’s employment is terminated voluntarily (including retirement) or such termination is a Qualifying Termination (as defined below) and, in either case, the Participant remains on the board of directors of the Company or any subsidiary or affiliate of the Company whose equity is publicly traded on the New York Stock Exchange or the NASDAQ Stock Market following such termination of employment, the Participant shall retain all of his or her Performance Share Units, contingent upon achievement of the Performance Conditions set forth in Section 5, for as long as the Participant remains on such board of directors, in which case any references herein to such Participant’s employment shall be deemed to include his or her continued service on such board. Except as set forth in the preceding sentence and subsection (a) above, a Participant’s Performance Share Units shall be forfeited upon his or her retirement or resignation as an employee of the Company or an Affiliate.

Solely for purposes of this Program, a “Qualifying Termination” shall mean the involuntary termination by the Company (or, as applicable, its successor) of a Participant’s employment as a result of (i) the sale, consolidation or full or partial shutdown of a facility, department or business unit; (ii) a position elimination because of a reorganization or lack of work; or (iii) such Participant’s death or Disability.

(c)
Other Termination. If a Participant’s employment is involuntarily terminated and such termination is not a Qualifying Termination, the Participant’s Performance Share Units shall be forfeited. Except as provided in subsections (a) and (b) above, (i) if the termination is due to the Participant’s death, the Participant’s estate or beneficiary will retain all of his or her Performance Share Units, contingent upon the Participant’s estate or beneficiary executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her death, and (ii) if the termination is due to any other Qualifying Termination, the Participant will retain a percent of his or her Performance Share Units as set forth below, contingent upon (A) the Participant executing and not revoking a full release of claims in a form acceptable to the Company within 30 days of his or her Qualifying Termination, and (B) achievement of the Performance Conditions set forth in Section 5, as follows, and the remainder shall be forfeited:

Termination Date                    Percent Retained

Prior to January 1, 2019                     0%
January 1, 2019 – December 31, 2019            25%
January 1, 2020 – December 31, 2020            50%
After December 31, 2020                 100%

In such events other than death of the Participant, any Performance Share Units that are retained shall be payable at the time specified in Section 6. In the event of a Participant’s death, Performance Share Units that are retained shall be distributed to the Participant’s estate or beneficiary within 60 days following the Participant’s death in cash or shares of Common Stock as set forth in the Participant’s award agreement under the Program, in either case, without giving effect to the Payout Factor, subject to Participant’s estate or beneficiary executing and nonrevocation of the full release of claims referenced above. Notwithstanding any other provisions of the Program, Participants shall have no vested rights to any Performance Share Units prior to payment.

Section 8. Administration of the Plan. The Committee has responsibility for all aspects of the Program’s administration, including:

•	Determining and certifying, in writing, the extent to which the Performance Conditions have been achieved prior to any payments under the Program,

•	Ensuring that the Program is administered in accordance with its provisions and the 2014 Plan,

•	Approving Program Participants,

•	Authorizing Performance Share Unit awards to Participants,

•	Adjusting Performance Share Unit awards to account for extraordinary events,

•	Serving as the final arbiter of any disagreement between Program Participants, Company management, Program administrators, and any other interested parties to the Program, and

•	Maintaining final authority to amend, modify or terminate the Program at any time.

Notwithstanding anything to the contrary in this Program, the Committee shall at all times retain the discretion with respect to all awards under this Program to reduce, eliminate, or determine the source of, any payment or award hereunder without regard to any particular factors specified in this Program. The interpretation and construction by the Committee of any provisions of the Program or of any adjusted Performance Share Units shall be final. No member of the Committee shall be liable for any action or determination made in good faith on the Program or any Performance Share Units thereunder. The Committee may designate another party to administer the Program, including Company management or an outside party to the extent permitted under Code Section 162(m). All conditions of the Performance Share Units must be approved by the Committee. As early as practicable prior to or during the Performance Period, the Committee shall approve the number of Performance Share Units to be awarded to each Participant. The associated terms and conditions of the Program will be communicated to Participants as close as administratively practicable to the date an award is made. The Participants will acknowledge receipt of the participant agreement and will agree to the terms of this Program in accordance with the Company’s procedures.

Section 9. Limitation of Rights. The Performance Share Units do not confer to Participants or their beneficiaries, executors or administrators any rights as shareholders of the Company (including voting and other shareholder rights) unless and until shares of Common Stock are in fact registered to or on behalf of a Participant in connection with the payment of the Performance Share Units. With respect to Awards that are settled in shares of Common Stock, upon conversion of the Performance Share Units into shares of Common Stock, a Participant will obtain full voting and other rights as a shareholder of the Company.

Section 10. Tax Consequences to Participants/Payment of Taxes.

(a) It is intended that: (i) until the Performance Conditions are satisfied, a Participant’s right to payment for an award under this Program shall be considered to be subject to a substantial risk of forfeiture in accordance with those terms as defined or referenced in Sections 83(a), 409A and 3121(v)(2) of the Code; (ii) the Awarded Value shall be subject to employment taxes only upon the satisfaction of the Performance Conditions; and (iii) until the Awarded Value is actually paid to a Participant, the Participant shall have merely an unfunded, unsecured promise to be paid the benefit, and such unfunded promise shall not consist of a transfer of “property” within the meaning of Code Section 83. It is further intended that Participants will not be in actual or constructive receipt of compensation with respect to the Performance Share Units within the meaning of Code Section 451 until the Awarded Value is paid.

(b) The Company or any Affiliate employing the Participant has the authority and the right to deduct or withhold, or require a Participant to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of an award under the Program. With respect to withholding required upon any taxable event arising as a result of an award, to the extent the Committee determines that the award will be paid in shares of Common Stock, the employer shall satisfy the tax withholding required by withholding shares of Common Stock having a Fair Market Value as of the date that the amount of tax to be withheld is to be determined equal to the amount of tax required to be withheld. The obligations of the Company under this Program will be conditioned upon such payment or arrangements, and the Company, and, where applicable, its Affiliates will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to a Participant.
Section 11. Recoupment Policy. Any shares of Common Stock distributed or amounts paid to a Participant under the Program, and any cash or other benefit acquired upon the sale of shares of Common Stock distributed to a Participant under the Program, shall be subject to the terms and conditions of any compensation recoupment policy adopted from time to time by the Company’s board of directors or any committee of such board, to the extent such policy is applicable to this Program and the Participant.

Section 12. Nonassignment. A Participant shall not be permitted to assign, alienate or otherwise transfer his or her Performance Share Units, and any attempt to do so shall be void.

Section 13. Impact on Benefit Plans. Payments under the Program shall not be considered as earnings for purposes of the Company’s or its Affiliates’ qualified retirement plans or any other retirement, compensation or benefit plan or program of the Company or its Affiliates unless specifically provided for and defined under such other plan or program. Nothing herein shall prevent the Company or its Affiliates from maintaining additional compensation plans and arrangements; provided, however, that no payments shall be made under such plans and arrangements if the effect thereof would be the payment of compensation otherwise payable under this Program regardless of whether the Performance Conditions were attained.

Section 14. Successors; Changes in Stock. The obligations of the Company under the Program shall be binding upon the successors and assigns of the Company. In the event of any spin-off, split-off or split-up, or dividend in partial liquidation, dividend in property other than cash or Common Stock, or extraordinary distribution to holders of Common Stock, each Participant’s Performance Share Units shall be appropriately adjusted to prevent dilution or enlargement of the rights of Participants that would otherwise result from any such transaction, provided such adjustment shall be consistent with Section 409A of the Code.
In the case of a Change of Control, any obligation under the Program shall be handled in accordance with the terms of Sections 5 and 6 hereof. In any case not constituting a Change of Control in which the Common Stock is changed into or becomes exchangeable for a different number or kind of shares of stock or other securities of the Company or another corporation, or cash or other property, whether through reorganization, reclassification, recapitalization, stock split-up, combination of shares, merger or consolidation, then (i) the Awarded Value shall be calculated based on the closing price of such common stock on the closing date of the transaction on the principal market on which such common stock is traded, and (ii) there shall be substituted for each Performance Share Unit constituting an award the number and kind of shares of stock or other securities (or cash or other property) into which each outstanding share of Common

Stock shall be so changed or for which each such share shall be exchangeable. In the case of any such adjustment, the Performance Share Units shall remain subject to the terms of the Program and the 2014 Plan.

Section 15. Notice. Except as may be otherwise provided by the 2014 Plan or determined by the Committee and communicated to a Participant, notices and communications hereunder must be in writing and shall be deemed sufficiently given if either hand-delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received five (5) business days after mailed, but in no event later than the date of actual receipt. Notices shall be directed, if to a Participant, at such Participant’s address indicated by the Company’s records or, if to the Company, at the Company’s principal executive office, Attention: Corporate Director, Compensation and Benefits.

Section 16. Dispute Resolution. Any dispute regarding the payment of benefits under this the Program or the 2014 Plan shall be resolved in accordance with the EQT Corporation Long-Term Incentive Dispute Resolution Procedures as in effect at the time of such dispute. A copy of such procedures is available on the Fidelity NetBenefits website, which can be found at www.netbenefits.fidelity.com.

Section 17. Applicable Law. This Program shall be governed by and construed under the laws of the Commonwealth of Pennsylvania without regard to its conflict of law provisions.

Section 18. Severability. In the event that any one or more of the provisions of this Program shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 19. Headings. The descriptive headings of the Sections of this Program are inserted for convenience of reference only and shall not constitute a part of this Program.

Section 20. Amendment or Termination of this Program. This Program may be amended, suspended or terminated by the Company at any time upon approval by the Committee and following a determination that the Program is no longer meaningful in relation to the Company’s strategy. Notwithstanding the foregoing, (i) no amendment, suspension or termination shall adversely affect a Participant’s rights to his or her award after the date of the award; provided, however, that the Company may amend this Program from time to time without any Participant’s consent to the extent deemed to be necessary or appropriate, in its sole discretion, to effect compliance with Code Section 409A or any other provision of the Code, including regulations and interpretations thereunder, which amendments may result in a reduction of benefits provided hereunder and/or other unfavorable changes to Participants, (ii) no amendment may alter the time of payment as provided in Section 6 of the Program, and (iii) no amendment may be made following a Change of Control.

Attachment A

2018 Incentive Performance Share Unit Program

Calculation of Relative Total Shareholder Return

For purposes of the 2018 Program, Total Shareholder Return will be calculated as follows:

Step 1

The “Beginning Point” for the Company and each company in the peer group (identified below) is defined as one share of common stock with a value equal to the average closing stock price as reported in the Nationally Recognized Reporting Service (as defined below) for the ten (10) consecutive business day period preceding the date of the commencement of the Performance Period, for each company. All references in this Program to the “Nationally Recognized Reporting Service” shall be references to either the print or electronic version of a nationally recognized publication that reports the daily closing stock price of the Company and each member of the peer group.

Step 2

Dividends paid for each company from the beginning of the Performance Period will be cumulatively added to the Beginning Point as additional shares of such company’s common stock. The closing price on the last business day of the month in which the record date for the dividend occurs will be used as the basis for determining the number of shares to be added. The resulting total number of shares accumulated during the Performance Period is referred to as the “Total Shares Held at End of Period.”

Step 3

Except as provided in the following sentence, the “Ending Point” for each company is defined as Total Shares Held at End of Period for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the last ten (10) business days of the Performance Period for that company. In the event of a Qualifying Change of Control, the “Ending Point” for each company in the peer group is defined as Total Shares Held at End of Period for that company times the average of the closing price of such company’s common stock as reported in the Nationally Recognized Reporting Service for the ten (10) business days preceding the closing of the Qualifying Change of Control transaction.

Step 4

TSR will be expressed as a percentage and is calculated by dividing the Ending Point by the Beginning Point and then subtracting 1 from the result. Each company including the Company will be ranked in descending order by the TSR so calculated.

If (i) any company in the peer group announces during the Performance Period that it has entered into an agreement that shall cause its common stock to cease to be publicly traded on the New York Stock Exchange (“NYSE”) or The NASDAQ Stock Market (“NASDAQ”) and does not announce during such period a termination of such agreement or (ii) the common stock of any company in the peer group ceases to be publicly traded on NYSE or NASDAQ during the Performance Period, such company shall be assigned a TSR value of negative 100% for purposes of the Program.

Peer Group

For purposes of the 2018 Program, the peer group shall consist of the following companies:

ANADARKO PETROLEUM CORPORATION
ANTERO RESOURCES CORPORATION
APACHE CORPORATION
CABOT OIL & GAS CORPORATION
CHESAPEAKE ENERGY CORPORATION
CIMAREX ENERGY CO.
CONCHO RESOURCES INC.
CNX RESOURCES CORPORATION
CONTINENTAL RESOURCES, INC.
DEVON ENERGY CORPORATION
DIAMONDBACK ENERGY, INC.
ENCANA CORP.
EOG RESOURCES, INC.
HESS CORPORATION
MARATHON OIL CORPORATION
NEWFIELD EXPLORATION COMPANY
NOBLE ENERGY, INC.
PIONEER NATURAL RESOURCES COMPANY
RANGE RESOURCES CORPORATION

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Attachment B

2018 Incentive Performance Share Unit Program

Calculation of Operating Efficiency and Development Efficiency

For purposes of the 2018 Program, Operating Efficiency will be calculated as follows:

(a)	Cumulative Selling, General and Administrative Expense plus Cumulative Production Expense minus Cumulative Production Taxes plus Cumulative Operation and Maintenance Expense; divided by

(b)	Cumulative Total Production Sales Volumes.

For the purposes of the 2018 Program, Development Efficiency will be calculated as follows:

(a)	Capital Expenditures for Covered Wells; divided by

(b)	Total Production Sales Volumes for Covered Wells plus Proved Developed Reserves at end of Calculation Period.

The following terms are defined as follows:

•
Calculation Period: means the period commencing January 1, 2018 and ending December 31, 2020; provided, however, in the event that a Qualifying Change of Control occurs prior to the filing of the Company’s Form 10-K for the year ending December 31, 2020, Calculation Period means the period consisting of completed quarters in the Performance Period for which a Form 10-Q or Form 10-K has been filed.

•
Capital Expenditures for Covered Wells: means the sum of the gross capital expenditures by the Company charged to the AFE, capitalized interest, capitalized overhead and pad costs, in each case for the Covered Wells from inception of the Covered Well through the end of the Calculation Period.

•
Covered Wells: means gross development wells that are (a) SPUD and TIL’d by the Company or (b) SPUD and plugged by the Company, in each case during the Calculation Period but excluding such wells as are disposed of during the Calculation Period.

•	Cumulative: means the aggregate amount over the Calculation Period.

•
(A) Operation and Maintenance Expense, (B) Production Expense, (C) Production Taxes, (D) Selling, General and Administrative Expense and (E) Total Production Sales Volumes: mean, in each case, the amount set forth for such line item as reported in the Company’s Forms 10-K, in the case of completed years and in the Company’s Forms 10-Q, in the case of shorter periods, in each case as filed with the SEC.

•
Proved Developed Reserves at end of Calculation Period: means the gross proved developed reserves for the Covered Wells at the end of the Calculation Period. Such amount shall be determined based upon the Company’s internal books and records, included annually in the Company’s Form 10-K or proxy statement and subject to audit or review procedures by the Company’s independent reserve auditor, currently Ryder Scott Company, L.P. (Ryder Scott).

•	SPUD: means drilling operations commenced.

•	TIL’d: means turned-in-line.

•
Total Production Sales Volumes for Covered Wells: means the gross production sales volumes associated with the Covered Wells during the Calculation Period. Such amount shall be determined based upon the Company’s internal books and records, included annually in the Company’s Form 10-K or proxy statement and subject to audit or review procedures by Ryder Scott.

For the avoidance of doubt, production sales volumes in the final two terms (i) represents sales of natural gas, natural gas liquids and oil during the Calculation Period; (ii) does not include gathered volumes; and (iii) will be measured at the sales meter.

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Attachment C

2018 Incentive Performance Share Unit Program

Calculation of Return on Capital Employed

For purposes of the 2018 Program, Return on Capital Employed (ROCE) will be calculated as follows:

(a)	(i) Cumulative Earnings Before Interest and Taxes divided by the Calculation Factor multiplied by (ii) four; divided by

(b)
(i) (X) the sum of Total Assets minus Current Liabilities minus Cash at each quarter end during the Calculation Period plus (Y) for each quarter during the Calculation Period in which an Impairment occurs and for each subsequent quarter until and excluding the quarter in which the related asset is sold, the amount by which Net Property, Plant and Equipment was reduced by such Impairment; divided by (ii) the Calculation Factor.

The following terms are defined as follows:

•
Calculation Period: means the period commencing January 1, 2018 and ending December 31, 2020; provided, however, in the event that a Qualifying Change of Control occurs prior to the filing of the Company’s Form 10-K for the year ending December 31, 2020, Calculation Period means the period consisting of completed quarters in the Performance Period for which a Form 10-Q or Form 10-K has been filed.

•	Calculation Factor: means the number of completed quarters in the Calculation Period.

•
(A) Cash, (B) Current Liabilities, (C) Net Property, Plant and Equipment, (D) Net Income, and (E) Total Assets: mean, in each case, the amount set forth for such line item in the Company’s annual financial statements, in the case of completed years, or in the Company’s quarterly financial statements, in the case of shorter periods, as filed with the SEC. For the avoidance of doubt, Net Income is Net Income before deductions for noncontrolling interests.

•	Cumulative: means the aggregate amount over the Calculation Period.

•
Earnings Before Interest and Taxes: means (a) Net Income plus interest expense plus income tax expense plus Impairments, in each case for the Calculation Period plus/minus (b) the loss/gain on the sale or other disposition of Huron/Permian Assets during the Calculation Period.

•	Huron/Permian Assets: means assets located in the Huron or Permian.

•	Impairments: means impairments on the Huron/Permian Assets to the extent included in Earnings Before Interest and Taxes.

Attachment D

2018 Incentive Performance Share Unit Program

Calculation of Payout Factor

The Payout Factor will be determined based on the level of achievement of the Performance Conditions during the Performance Period. Performance under each metric is independent of performance under the other metrics.

The performance results for Relative TSR, Operating Efficiency and Development Efficiency based on the charts below are multiplied by the applicable weightings and then added together to determine a preliminary payout factor.

Relative TSR Ranking (50% Weight)

	Less than Threshold	Threshold	Below Target	Target	Exceeds	Stretch
Performance Goal	18th – 20th rank	17th rank	15th rank	10th rank	5th rank	3rd – 1st rank
Payout Factor	0%	16.7%	50%	100%	200%	300%

Operating Efficiency (25% Weight)

	Less than Threshold	Threshold	Target	Exceeds	Stretch
Performance Goal	Less than $.61/Mcfe	$.61/Mcfe	$.45/Mcfe	$.35/Mcfe	$.32/Mcfe
Payout Factor	0%	50%	100%	200%	300%

Development Efficiency (25% Weight)

	Less than Threshold	Threshold	Target	Exceeds	Stretch
Performance Goal	Less than $.52/Mcfe	$.52/Mcfe	$.44/Mcfe	$.41/Mcfe	$.38/Mcfe
Payout Factor	0%	50%	100%	200%	300%

NOTE: Above Threshold all Payout Factors are interpolated on a straight-line basis between the data points above, with 300% being the maximum in all cases.

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Return on Capital Employed Modifier

After determining the preliminary payout factor as set forth above, the preliminary payout factor is modified based on achievement of Return on Capital Employed over the Performance Period, by multiplying the preliminary payout factor by a percentage, as set forth in the table below, to determine the final Payout Factor for the Performance Share Units. In no event shall the Payout Factor exceed 300%.

ROCE Achieved	ROCE Modifier
7% or less	0.9 x
9%	1.0 x
11% or more	1.1 x

NOTE: ROCE Modifier is interpolated on a straight-line basis for ROCE Achieved between data points above, with 0.9x being the minimum and 1.1x being the maximum in all cases.

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